Exhibit 3.5

Business License (English translation)

(Copy)

Unified Social Credit Code

91330109MAD4DW4J3T

Entity Name Dao Ling Doctor Hangzhou

Company Type Limited Liability Company (Sole proprietorship of Hong Kong, Macao, and Taiwan legal entities)

Legal Representative Qi, Yipeng

Business Scope General projects; Holding company services; technical services, technology development, technology consulting, technology exchange, technology transfer, and technology promotion; Network and information security software development; Information technology consulting services; Technical consulting services for artificial intelligence public service platforms; Artificial intelligence industry application system integration services; Ticketing agency services; Big data services; Information consulting services (excluding licensed information consulting services); Advertising production; Advertising design and agency; Advertising release; Internet sales (excluding the sale of licensed goods); Wholesale of computer software, hardware, and auxiliary equipment; Retail of computer software, hardware, and auxiliary equipment; Wholesale of cosmetics; Retail of cosmetics; Sales of personal hygiene products; Sales of household appliances; Furniture sales; Wholesale of clothing and apparel; Retail of clothing and apparel; Wholesale of shoes and hats; Retail of shoes and hats; Luggage sales; Sales of lighting fixtures; Sales of arts and crafts and ceremonial items (excluding ivory and its products); Gift flower sales; Sales of electronic products; Sales of office supplies; Sales of office equipment; Sales of distribution switch control equipment; Retail of stationery products; Wholesale of stationery supplies; Wholesale of sports goods and equipment; Retail of sports goods and equipment; Sales of daily necessities; Sales of refrigeration and air conditioning equipment; Sales of intelligent on-board equipment; Sales of wearable smart devices; Sales of daily masks (non medical); Sales of daily miscellaneous goods; Sales of IoT devices; Sales of hygiene products and disposable medical supplies; Sales of musical instrument spare parts; Wholesale of musical instruments; Retail of musical instruments; Sales of mother and baby products; Wholesale of hardware products; Retail of hardware products; Sales of labor protection equipment; Clock sales; Sales of audio equipment; Retail of automotive spare parts; Sales of communication equipment; Sales of instruments and meters; Sales of paper products; Wholesale of kitchenware, sanitary ware, and daily necessities; Wholesale of jewelry and jewelry; Retail of jewelry and jewelry; Wholesale of pet food and supplies; Retail of pet food and supplies; Sales of animal husbandry and fishery feed; Toy sales; Sales of Class I medical devices; Sales of rubber products; Sales of leather products; Sales of sanitary ceramic products; Sales of sanitary ware; Sales of needle textiles; Sales of needle textiles and raw materials; Sales of lighting fixtures; Sales of building materials; Sales of building decoration materials; Sales of communication equipment; Sales of photocopying and offset printing equipment; Home goods sales; Glasses sales, etc

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Registered Capital One million USD

Date of Incorporation November 13, 2023

Address Room 1002, Floor 10, Building 1, Xiaoshankechuang Center, Beigan Street, Xiaoshan District, Hangzhou City, Zhejiang Province.

Registration Bureau Xiaoshan District Market Supervision Administration of Hangzhou City

November 13, 2023